Exhibit 2.1

SHARE EXCHANGE AGREEMENT

by and among

PHOENIX ENERGY RESOURCE CORPORATION

CHINA BINGWU FORESTRY GROUP LIMITED

and

REN PING TU,
THE SOLE SHAREHOLDER OF
CHINA BINGWU FORESTRY GROUP LIMITED

Dated as of November 1, 2010

TABLE OF CONTENTS

ARTICLE I EXCHANGE OF SHARES		1
1.1.	Exchange of Shares.	1
1.2.	Exchange of Convertible Securities.	1
1.3.	Closing.	1
ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER		2
2.1.	Good Title.	2
2.2.	Power and Authority.	2
2.3.	No Conflicts.	2
2.4.	Litigation.	2
2.5.	No Finder’s Fee.	2
2.6.	Purchase Entirely for Own Account.	2
2.7.	Available Information.	2
2.8.	Non-Registration.	2
2.9.	Restricted Securities.	3
2.10.	Accredited Investor.	3
2.11.	Legends.	3
2.12.	Additional Legend.	3
2.13.	Disclosure.	3
ARTICLE III REPRESENTATIONS AND WARRANTIES OF BINGWU FORESTRY		4
3.1.	Organization, Standing and Power.	4
3.2.	Subsidiaries; Equity Interests.	4
3.3.	Capital Structure.	4
3.4.	Authority; Execution and Delivery; Enforceability.	5
3.5.	No Conflicts; Consents.	5
3.6.	Taxes.	5
3.7.	Benefit Plans.	6
3.8.	Litigation.	6
3.9.	Compliance with Applicable Laws.	6
3.10.	Brokers.	7
3.11.	Contracts.	7
3.12.	Title to Properties.	7
3.13.	Intellectual Property.	7
3.14.	Labor Matters.	7
3.15.	Financial Statements; Liabilities.	7
3.16.	Insurance.	8
3.17.	Transactions with Affiliates and Employees.	8
3.18.	Internal Accounting Controls.	8
3.19.	Solvency.	8
3.20.	Application of Takeover Protections.	9
3.21.	Investment Company.	9
3.22.	Foreign Corrupt Practices.	9
3.23.	Absence of Certain Changes or Events.	9
3.24.	Disclosure.	10
3.25.	Information Supplied.	10
3.26.	No Undisclosed Events, Liabilities, Developments or Circumstances.	10
3.27.	No Additional Agreements.	10
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PHOENIX ENERGY		11
4.1.	Organization, Standing and Power.	11
4.2.	Subsidiaries; Equity Interests.	11

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TABLE OF CONTENTS

4.3.	Capital Structure.	11
4.4.	Authority; Execution and Delivery; Enforceability.	12
4.5.	No Conflicts; Consents.	12
4.6.	Taxes.	12
4.7.	Benefit Plans.	13
4.8.	ERISA Compliance; Excess Parachute Payments.	13
4.9.	Litigation.	13
4.10.	Compliance with Applicable Laws.	13
4.11.	Contracts.	13
4.12.	Title to Properties.	13
4.13.	Intellectual Property.	14
4.14.	Labor Matters.	14
4.15.	SEC Documents; Undisclosed Liabilities.	14
4.16.	Transactions With Affiliates and Employees.	14
4.17.	Internal Accounting Controls.	15
4.18.	Solvency.	15
4.19.	Application of Takeover Protections.	15
4.20.	Investment Company.	15
4.21.	Foreign Corrupt Practices.	15
4.22.	Absence of Certain Changes or Events.	16
4.23.	Certain Registration Matters.	17
4.24.	Listing and Maintenance Requirements.	17
4.25.	Disclosure.	17
4.26.	Information Supplied.	17
4.27.	No Undisclosed Events, Liabilities, Developments or Circumstances.	17
4.28.	No Additional Agreements.	17
ARTICLE V CONDITIONS TO CLOSING		17
5.1.	Phoenix Energy Conditions Precedent.	17
5.2.	Bingwu Forestry and Shareholder Conditions Precedent.	19
ARTICLE VI COVENANTS		21
6.1.	Preparation of the 14f-1 Notice; Blue Sky Laws.	21
6.2.	Public Announcements.	21
6.3.	Fees and Expenses.	21
6.4.	Filing of 8-K.	21
6.5.	Furnishing of Information.	21
ARTICLE VII MISCELLANEOUS		22
7.1.	Notices.	22
7.2.	Amendments; Waivers.	22
7.3.	Replacement of Securities.	22
7.4.	Remedies.	23
7.5.	Limitation of Liability.	23
7.6.	Interpretation.	23
7.7.	Severability.	23
7.8.	Counterparts; Facsimile Execution.	23
7.9.	Entire Agreement; Third Party Beneficiaries.	23
7.10.	Governing Law.	23
7.11.	Assignment.	23

Annex A	Definitions

ii

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this “Agreement”), dated as of November 1, 2010, is by and among Phoenix Energy Resource Corporation, a Nevada corporation (“Phoenix Energy”), China Bingwu Forestry Group Limited, a Hong Kong company (“Bingwu Forestry”), and Ren Ping Tu, the sole shareholder of Bingwu Forestry (the “Shareholder”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively, as the “Parties.” Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Annex A hereto.

BACKGROUND

A. Bingwu Forestry has 10,000 ordinary shares (the “Bingwu Forestry Stock”) issued and outstanding, which are held by the Shareholder. The Shareholder has agreed to transfer all of his shares of Bingwu Forestry Stock in exchange for 20,500,000 newly issued shares of the Common Stock, $.001 par value, of Phoenix Energy (the “Phoenix Energy Stock”), constituting 67.43% of the issued and outstanding capital stock of Phoenix Energy on a fully diluted basis, as of and immediately after the Closing.

B. The Board of Directors of each of Phoenix Energy and Bingwu Forestry has determined that it is desirable to effect this plan of reorganization and share exchange.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
Exchange of Shares

1.1. Exchange of Shares. At the Closing, the Shareholder shall sell, transfer, convey, assign and deliver to Phoenix Energy, its Bingwu Forestry Stock free and clear of all Liens, in exchange for 20,500,000 newly issued shares of Phoenix Energy Stock (referred to herein as the “Shares”).

1.2. Exchange of Convertible Securities. Each option, warrant and security exercisable or convertible by its terms into Bingwu Forestry Stock (including convertible promissory notes), whether vested or unvested, which is outstanding immediately prior to the Closing (each, a “Bingwu Forestry Convertible Security”), shall be assumed by Phoenix Energy and shall be deemed to constitute an option, warrant or convertible security, as the case may be, to acquire the same number of shares of Phoenix Energy Stock; provided that, on a share by share comparison, the ratio of the exercise price to the fair market value of the Phoenix Energy Stock subject to the convertible security immediately after the assumption is not greater than the ratio of the exercise price to the fair market value of the shares subject to the Bingwu Forestry Convertible Security immediately before the assumption. All other terms and conditions of such Phoenix Energy options, warrants and/or convertible securities shall be the same as the Bingwu Forestry Convertible Securities that have been converted, as such Bingwu Forestry Convertible Securities existed immediately prior to the date hereof, with full credit being given for any vesting that has occurred prior to the date hereof.

1.3. Closing. The closing (the “Closing”) of the transactions contemplated hereby (the “Transactions”) shall take place at the offices of Pillsbury Winthrop Shaw Pittman LLP in Washington, DC, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions (other than conditions with respect to actions that the respective parties will take at Closing) or such other date and time as the Parties may mutually determine (the “Closing Date”).

ARTICLE II
Representations and Warranties of the Shareholder

The Shareholder hereby represents and warrants to Phoenix Energy as follows:

2.1. Good Title. The Shareholder is the record and beneficial owner, and has good title to the Bingwu Forestry Stock, with the right and authority to sell and deliver such Bingwu Forestry Stock. Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of Phoenix Energy as the new owner of such Bingwu Forestry Stock in the share register of Bingwu Forestry, Phoenix Energy will receive good title to such Bingwu Forestry Stock, free and clear of all Liens.

2.2. Power and Authority. The Shareholder has the legal power and authority to execute and deliver this Agreement and to perform his obligations hereunder. All acts required to be taken by the Shareholder to enter into this Agreement and to carry out the Transactions have been properly taken. This Agreement constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with the terms hereof.

2.3. No Conflicts. The execution and delivery of this Agreement by the Shareholder and the performance by the Shareholder of his obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or Governmental Entity under any Laws; (b) will not violate any Laws applicable to the Shareholder; and (c) will not violate or breach any contractual obligation to which the Shareholder is a party.

2.4. Litigation. There is no pending proceeding against the Shareholder that involves the Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the Transactions and, to the knowledge of the Shareholder, no such proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such proceeding.

2.5. No Finder’s Fee. The Shareholder has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Transactions that are not payable entirely by the Shareholder.

2.6. Purchase Entirely for Own Account. The Shareholder is acquiring the Phoenix Energy Stock proposed to be acquired hereunder for investment for his own account and not with a view to the resale or distribution of any part thereof, and the Shareholder has no present intention of selling or otherwise distributing the Phoenix Energy Stock, except in compliance with applicable United States and foreign securities laws.

2.7. Available Information. The Shareholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in Phoenix Energy and has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Phoenix Energy Stock.

2.8. Non-Registration. The Shareholder understands that the Phoenix Energy Stock has not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholder’s representations and warranties as expressed herein. The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the Phoenix Energy Stock in accordance with Phoenix Energy’s charter documents or the laws of its jurisdiction of incorporation.

2.9. Restricted Securities. The Shareholder understands that the Shares are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Shareholder pursuant hereto, the Shares would be acquired in a transaction not involving a public offering. The issuance of the Shares hereunder is being effected in reliance upon an exemption from registration afforded under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering. The Shareholder further acknowledges that if the Shares are issued to the Shareholder in accordance with the provisions of this Agreement, such Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom. The Shareholder represents that he is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

2.10. Accredited Investor. The Shareholder is an “accredited investor” within the meaning of Rule 501 under the Securities Act.

2.11. Legends. It is understood that the Phoenix Energy Stock will bear the following legend or one that is substantially similar to the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

2.12. Additional Legend. Additionally, the Phoenix Energy Stock will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

2.13. Disclosure. This Agreement, the schedules hereto and any certificate attached hereto or delivered in accordance with the terms hereof by or on behalf of the Shareholder in connection with the Transactions, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

ARTICLE III
Representations and Warranties of Bingwu Forestry

Subject to the exceptions set forth in the Bingwu Forestry Disclosure Letter (regardless of whether or not the Bingwu Forestry Disclosure Letter is referenced below with respect to any particular representation or warranty), Bingwu Forestry represents and warrants to Phoenix Energy and the Shareholder as follows.

3.1. Organization, Standing and Power. Bingwu Forestry and each of its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Bingwu Forestry and its subsidiaries taken as a whole, a material adverse effect on the ability of Bingwu Forestry to perform its obligations under this Agreement or on the ability of Bingwu Forestry to consummate the Transactions (a “Bingwu Forestry Material Adverse Effect”). Bingwu Forestry and each of its subsidiaries is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a Bingwu Forestry Material Adverse Effect. Bingwu Forestry has delivered to Phoenix Energy true and complete copies of the Bingwu Forestry Constituent Instruments, and the comparable charter, organizational documents and other constituent instruments of each of its subsidiaries, in each case as amended through the date of this Agreement.

3.2. Subsidiaries; Equity Interests.

(a) The Bingwu Forestry Disclosure Letter lists each subsidiary of Bingwu Forestry and its jurisdiction of organization. All the outstanding shares of capital stock or equity investments of each subsidiary have been validly issued and are fully paid and nonassessable and are as of the date of this Agreement owned by Bingwu Forestry or by another subsidiary of Bingwu Forestry, free and clear of all Liens.

(b) Except for its interests in its subsidiaries, Bingwu Forestry does not, as of the date of this Agreement, own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

3.3. Capital Structure. The authorized capital stock of Bingwu Forestry consists of 10,000 ordinary shares, all of which are issued and outstanding. Except as set forth in the Bingwu Forestry Disclosure Letter, no shares of capital stock or other voting securities of Bingwu Forestry are issued, reserved for issuance or outstanding. Bingwu Forestry is the sole record and beneficial owner of all of the issued and outstanding capital stock of each of its subsidiaries. All outstanding shares of the capital stock of Bingwu Forestry and each of its subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable corporate laws, the Bingwu Forestry Constituent Instruments or any Contract to which Bingwu Forestry is a party or otherwise bound. Except as set forth in the Bingwu Forestry Disclosure Letter, there are not any bonds, debentures, notes or other indebtedness of Bingwu Forestry or any of its subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Bingwu Forestry Stock or the capital stock of any of its subsidiaries may vote (“Voting Bingwu Forestry Debt”). Except as set forth in the Bingwu Forestry Disclosure Letter, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Bingwu Forestry or any of its subsidiaries is a party or by which any of them is bound (a) obligating Bingwu Forestry or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Bingwu Forestry or any of its subsidiaries or any Voting Bingwu Forestry Debt, (b) obligating Bingwu Forestry or any of its subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of Bingwu Forestry or of any of its subsidiaries. As of the date of this Agreement, there are not any outstanding contractual obligations of Bingwu Forestry to repurchase, redeem or otherwise acquire any shares of capital stock of Bingwu Forestry.

3.4. Authority; Execution and Delivery; Enforceability. Bingwu Forestry has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by Bingwu Forestry of this Agreement and the consummation by Bingwu Forestry of the Transactions have been duly authorized and approved by the Board of Directors of Bingwu Forestry and no other corporate proceedings on the part of Bingwu Forestry are necessary to authorize this Agreement and the Transactions. When executed and delivered, this Agreement will be enforceable against Bingwu Forestry in accordance with its terms (except as such enforceability may be limited by laws affecting creditor’s rights generally).

3.5. No Conflicts; Consents.

(a) Except as set forth in the Bingwu Forestry Disclosure Letter, the execution and delivery by Bingwu Forestry of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Bingwu Forestry or any of its subsidiaries under, any provision of (i) the Bingwu Forestry Constituent Instruments or the comparable charter or organizational documents of any of its subsidiaries, (ii) any Contract to which Bingwu Forestry or any of its subsidiaries is a party or to which any of their respective properties or assets is subject or (iii) subject to the filings and other matters referred to in Section 3.5(b), any material judgment, order or decree or material Law applicable to Bingwu Forestry or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Bingwu Forestry Material Adverse Effect.

(b) Except for required filings with the SEC and applicable “Blue Sky” or state securities commissions, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Bingwu Forestry or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

3.6. Taxes.

(a) Bingwu Forestry and each of its subsidiaries has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Bingwu Forestry Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Bingwu Forestry Material Adverse Effect. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of Bingwu Forestry know of no basis for any such claim.

(b) The Bingwu Forestry Financial Statements reflect an adequate reserve for all Taxes payable by Bingwu Forestry and its subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against Bingwu Forestry or any of its subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Bingwu Forestry Material Adverse Effect.

3.7. Benefit Plans.

(a) Except as set forth in the Bingwu Forestry Disclosure Letter, neither Bingwu Forestry nor any of its subsidiaries maintains any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Bingwu Forestry or any of its subsidiaries. Except as set forth in the Bingwu Forestry Disclosure Letter, as of the date of this Agreement there are not any severance or termination agreements or arrangements between Bingwu Forestry or any of its subsidiaries and any current or former employee, officer or director of Bingwu Forestry or any of its subsidiaries, nor does Bingwu Forestry or any of its subsidiaries have any general severance plan or policy.

(b) Since the date of the Bingwu Forestry Financial Statements, there has not been any adoption or amendment in any material respect by Bingwu Forestry or any of its subsidiaries of any plan described in Section 3.7(a) .

3.8. Litigation. Except as set forth in the Bingwu Forestry Disclosure Letter, there is no Action against or affecting Bingwu Forestry or any of its subsidiaries or any of their respective properties which (a) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Bingwu Forestry Material Adverse Effect. Neither Bingwu Forestry nor any of its subsidiaries, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

3.9. Compliance with Applicable Laws. Except as set forth in the Bingwu Forestry Disclosure Letter, Bingwu Forestry and each of its subsidiaries have conducted their business and operations in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Bingwu Forestry Material Adverse Effect. Bingwu Forestry has not received any written communication during the past two years from a Governmental Entity that alleges that Bingwu Forestry is not in compliance in any material respect with any applicable Law. This Section 3.9 does not relate to matters with respect to Taxes, which are the subject of Section 3.6.

3.10. Brokers. Except as set forth in the Bingwu Forestry Disclosure Letter, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Bingwu Forestry or any of its subsidiaries.

3.11. Contracts. Except as set forth in the Bingwu Forestry Disclosure Letter, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of Bingwu Forestry and its subsidiaries taken as a whole. Neither Bingwu Forestry nor any of its subsidiaries is in violation of or in default under (nor to the knowledge of Bingwu Forestry does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or to which it or any of its properties or assets is subject, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Bingwu Forestry Material Adverse Effect.

3.12. Title to Properties. Except as set forth in the Bingwu Forestry Disclosure Letter, neither Bingwu Forestry nor any of its subsidiaries own any real property. Bingwu Forestry and each of its subsidiaries has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which Bingwu Forestry or any of its subsidiaries has leasehold interests, are free and clear of all Liens other than those set forth in the Bingwu Forestry Disclosure Letter and except for Liens that, individually or in the aggregate, do not and will not materially interfere with the ability of Bingwu Forestry and its subsidiaries to conduct business as currently conducted.

3.13. Intellectual Property. Bingwu Forestry and each of its subsidiaries own, or are validly licensed or otherwise have the right to use, all Intellectual Property Rights which are material to the conduct of the business of Bingwu Forestry and its subsidiaries taken as a whole. The Bingwu Forestry Disclosure Letter sets forth a description of all Intellectual Property Rights which are material to the conduct of the business of Bingwu Forestry and its subsidiaries. There are no claims pending or, to the knowledge of Bingwu Forestry, threatened that Bingwu Forestry or any of its subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the knowledge of Bingwu Forestry, no person is infringing the rights of Bingwu Forestry or any of its subsidiaries with respect to any Intellectual Property Right.

3.14. Labor Matters. There are no collective bargaining or other labor union agreements to which Bingwu Forestry or any of its subsidiaries is a party or by which any of them is bound. No material labor dispute exists or, to the knowledge of Bingwu Forestry, is imminent with respect to any of the employees of Bingwu Forestry.

3.15. Financial Statements; Liabilities. Bingwu Forestry has delivered to Phoenix Energy the audited consolidated financial statements of Qian Xi Nan Aosen Forestry Company, Limited and its subsidiary, Qian Xi Nan Silvan Flooring Company, Limited, for the fiscal years ended December 31, 2009 and 2008 and its unaudited consolidated financial statements of Bingwu Forestry and such subsidiaries, for the six months ended June 30, 2010 (collectively, the “Bingwu Forestry Financial Statements”). The Bingwu Forestry Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods indicated. The Bingwu Forestry Financial Statements fairly present in all material respects the financial condition and operating results of Bingwu Forestry, as of the dates, and for the periods, set forth therein. Bingwu Forestry does not have any material liabilities or obligations, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to June 30, 2010, and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Bingwu Forestry Financial Statements, which, in both cases, individually or in the aggregate, are not material and would not be reasonably expected to result in a Bingwu Forestry Material Adverse Effect.

3.16. Insurance. Bingwu Forestry and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which Bingwu Forestry and its subsidiaries are engaged and in the geographic areas where they engage in such businesses. Bingwu Forestry has no reason to believe that it will not be able to renew its and its subsidiaries’ existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business on terms consistent with market for Bingwu Forestry’s and such subsidiaries’ respective lines of business.

3.17. Transactions with Affiliates and Employees. Except as set forth in the Bingwu Forestry Disclosure Letter and the Bingwu Forestry Financial Statements, none of the officers or directors of Bingwu Forestry and, to the knowledge of Bingwu Forestry, none of the employees of Bingwu Forestry is presently a party to any transaction with Bingwu Forestry or any of its subsidiaries (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Bingwu Forestry, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

3.18. Internal Accounting Controls. Bingwu Forestry and its consolidated subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Bingwu Forestry has established disclosure controls and procedures for its company and designed such disclosure controls and procedures to ensure that material information relating to Bingwu Forestry and its subsidiaries are made known to the officers by others within those entities. The officers of Bingwu Forestry have evaluated the effectiveness of Bingwu Forestry’s controls and procedures. Since June 30, 2010, there have been no significant changes in Bingwu Forestry’s internal controls or, to Bingwu Forestry’s best knowledge, in other factors that could significantly affect Bingwu Forestry’s internal controls.

3.19. Solvency. Based on the financial condition of Bingwu Forestry as of the Closing Date (and assuming that the Closing shall have occurred): (a) Bingwu Forestry’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of Bingwu Forestry’s existing debts and other liabilities (including known contingent liabilities) as they mature; (b) Bingwu Forestry’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by Bingwu Forestry, and projected capital requirements and capital availability thereof; and (c) the current cash flow of Bingwu Forestry, together with the proceeds Bingwu Forestry would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. Bingwu Forestry does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

3.20. Application of Takeover Protections. Bingwu Forestry has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Bingwu Forestry Constituent Instruments or the laws of its jurisdiction of organization that is or could become applicable to the Shareholder as a result of the Shareholder and Bingwu Forestry fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Shares and the Shareholder’s ownership of the Shares.

3.21. Investment Company. Bingwu Forestry is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.22. Foreign Corrupt Practices. Neither Bingwu Forestry, nor any of its subsidiaries, nor, to Bingwu Forestry’s knowledge, any director, officer, agent, employee or other person acting on behalf of Bingwu Forestry or any of its subsidiaries has, in the course of its actions for, or on behalf of, Bingwu Forestry (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

3.23. Absence of Certain Changes or Events. Except as disclosed in the Bingwu Forestry Financial Statements or the Bingwu Forestry Disclosure Letter, from June 30, 2010 to the date of this Agreement, Bingwu Forestry and its subsidiaries have conducted their business only in the ordinary course, and during such period there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of Bingwu Forestry or any of its subsidiaries, except changes in the ordinary course of business that have not caused, in the aggregate, a Bingwu Forestry Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, that would have a Bingwu Forestry Material Adverse Effect;

(c) any waiver or compromise by Bingwu Forestry or any of its subsidiaries of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Bingwu Forestry or any of its subsidiaries, except in the ordinary course of business and the satisfaction or discharge of which would not have a Bingwu Forestry Material Adverse Effect;

(e) any material change to a material Contract by which Bingwu Forestry or any of its subsidiaries or any of its respective assets is bound or subject;

(f) any mortgage, pledge, transfer of a security interest in, or lien, created by Bingwu Forestry or any of its subsidiaries, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair Bingwu Forestry’s or its subsidiaries’ ownership or use of such property or assets;

(g) any loans or guarantees made by Bingwu Forestry or any of its subsidiaries to or for the benefit of its employees, officers or directors, or any members of their immediate families, or any loans or advances to any persons, corporations, business trusts, associations, companies, partnerships, limited liability companies, joint ventures and other entities, governments, agencies and political subdivision other than travel advances and other advances made in the ordinary course of its business;

(h) any alteration of Bingwu Forestry’s method of accounting or the identity of its auditors;

(i) any declaration or payment of dividend or distribution of cash or other property to the Shareholder or any purchase, redemption or agreements to purchase or redeem any Bingwu Forestry Stock;

(j) any issuance, sale, disposition or encumbrance of equity securities to any officer, director or affiliate, or any change in their outstanding shares of capital stock or their capitalization, whether by reason of reclassification, recapitalization, stock split, combination, exchange or readjustment of shares, stock dividend or otherwise; or

(k) any arrangement or commitment by Bingwu Forestry or any of its subsidiaries to do any of the things described in this Section 3.23.

3.24. Disclosure. Bingwu Forestry confirms that neither it nor any person acting on its behalf has provided Phoenix Energy or its agents or counsel with any information that it believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by Phoenix Energy under a current report on Form 8-K filed within four business days after the Closing. Bingwu Forestry understands and confirms that Phoenix Energy will rely on the foregoing representations and covenants in effecting transactions in securities of Bingwu Forestry. All of the representations and warranties of Bingwu Forestry set forth in this Agreement are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.25. Information Supplied. None of the information supplied or to be supplied by Bingwu Forestry for inclusion or incorporation by reference in the 14f-1 Notice, at the date it is first mailed to Phoenix Energy’s stockholders, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.26. No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to Bingwu Forestry or any of its subsidiaries, or their respective businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by Bingwu Forestry under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by Bingwu Forestry of its Bingwu Forestry Stock and which has not been publicly announced or will not be publicly announced in a current report on Form 8-K filed within four business days after the Closing.

3.27. No Additional Agreements. Bingwu Forestry does not have any agreements or understandings with the Shareholder with respect to the Transactions other than as specified in this Agreement.

ARTICLE IV
Representations and Warranties of Phoenix Energy

Phoenix Energy represents and warrants as follows to Bingwu Forestry and the Shareholder.

4.1. Organization, Standing and Power. Phoenix Energy is duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Phoenix Energy, a material adverse effect on the ability of Phoenix Energy to perform its obligations under this Agreement or on the ability of Phoenix Energy to consummate the Transactions (a “Phoenix Energy Material Adverse Effect”). Phoenix Energy is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary and where the failure to so qualify would reasonably be expected to have a Phoenix Energy Material Adverse Effect. Phoenix Energy has delivered to Bingwu Forestry or its counsel true and complete copies of the Phoenix Energy Charter and the Phoenix Energy Bylaws.

4.2. Subsidiaries; Equity Interests. Phoenix Energy does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

4.3. Capital Structure. The authorized capital stock of Phoenix Energy consists of 100,000,000 shares of common stock, $.001 par value, and 5,000,000 shares of undesignated preferred stock, $.001 par value. As of the date hereof (a) 2,090,044 shares of Phoenix Energy’s common stock are issued and outstanding, (b) no shares of preferred stock are issued and outstanding, and (c) no shares of Phoenix Energy’s common stock or preferred stock are held by Phoenix Energy in its treasury. Except as set forth above, no shares of capital stock or other voting securities of Phoenix Energy were issued, reserved for issuance or outstanding. All outstanding shares of the capital stock of Phoenix Energy are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Nevada Revised Statutes, the Phoenix Energy Charter, the Phoenix Energy Bylaws or any Contract to which Phoenix Energy is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of Phoenix Energy having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Phoenix Energy’s common stock may vote (“Voting Phoenix Energy Debt”). As of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Phoenix Energy is a party or by which it is bound (a) obligating Phoenix Energy to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Phoenix Energy or any Voting Phoenix Energy Debt, (b) obligating Phoenix Energy to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of Phoenix Energy. As of the date of this Agreement, there are not any outstanding contractual obligations of Phoenix Energy to repurchase, redeem or otherwise acquire any shares of capital stock of Phoenix Energy. The stockholder list provided to Bingwu Forestry is a current stockholder list generated by its stock transfer agent, and such list accurately reflects all of the issued and outstanding shares of the Phoenix Energy’s common stock.

4.4. Authority; Execution and Delivery; Enforceability. The execution and delivery by Phoenix Energy of this Agreement and the consummation by Phoenix Energy of the Transactions have been duly authorized and approved by the Board of Directors of Phoenix Energy and no other corporate proceedings on the part of Phoenix Energy are necessary to authorize this Agreement and the Transactions. This Agreement constitutes a legal, valid and binding obligation of Phoenix Energy, enforceable against Phoenix Energy in accordance with the terms hereof (except as such enforceability may be limited by laws affecting creditor’s rights generally).

4.5. No Conflicts; Consents.

(a) The execution and delivery by Phoenix Energy of this Agreement does not, and the consummation of Transactions and compliance with the terms hereof will not, contravene, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Phoenix Energy under, any provision of (i) the Phoenix Energy Charter or Phoenix Energy Bylaws, (ii) any material Contract to which Phoenix Energy is a party or to which any of its properties or assets is subject or (iii) subject to the filings and other matters referred to in Section 4.5(b), any material Order or material Law applicable to Phoenix Energy or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Phoenix Energy Material Adverse Effect.

(b) Except for required filings with the SEC and applicable “Blue Sky” or state securities commissions, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Phoenix Energy in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

4.6. Taxes.

(a) Phoenix Energy has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file, any delinquency in filing or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Phoenix Energy Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Phoenix Energy Material Adverse Effect.

(b) The most recent financial statements contained in the SEC Reports reflect an adequate reserve for all Taxes payable by Phoenix Energy (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against Phoenix Energy, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Phoenix Energy Material Adverse Effect.

(c) There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Phoenix Energy. Phoenix Energy is not bound by any agreement with respect to Taxes.

4.7. Benefit Plans. Phoenix Energy does not, and since its inception never has, maintained or contributed to any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Phoenix Energy. As of the date of this Agreement, there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between Phoenix Energy and any current or former employee, officer or director of Phoenix Energy, nor does Phoenix Energy have any general severance plan or policy.

4.8. ERISA Compliance; Excess Parachute Payments. Phoenix Energy does not, and since its inception never has, maintained or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other benefit plan for the benefit of any current or former employees, consultants, officers or directors of Phoenix Energy.

4.9. Litigation. There is no Action against or affecting Phoenix Energy or any of its properties which (a) adversely affects or challenges the legality, validity or enforceability of either of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Phoenix Energy Material Adverse Effect. Neither Phoenix Energy nor any director or officer (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

4.10. Compliance with Applicable Laws. Phoenix Energy is in compliance with all applicable Laws, including those relating to occupational health and safety, the environment, export controls, trade sanctions and embargoes, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Phoenix Energy Material Adverse Effect. Phoenix Energy has not received any written communication during the past two years from a Governmental Entity that alleges that Phoenix Energy is not in compliance in any material respect with any applicable Law. Phoenix Energy is in compliance with all effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to it, except where such noncompliance could not have or reasonably be expected to result in a Phoenix Energy Material Adverse Effect. This Section 4.10 does not relate to matters with respect to Taxes, which are the subject of Section 4.6.

4.11. Contracts. Except as disclosed in the SEC Reports, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of Phoenix Energy taken as a whole. Phoenix Energy is not in violation of or in default under (nor to the knowledge of Phoenix Energy does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or to which it or any of its properties or assets is subject, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Phoenix Energy Material Adverse Effect.

4.12. Title to Properties. Phoenix Energy has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which Phoenix Energy has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of Phoenix Energy to conduct business as currently conducted. Phoenix Energy has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Phoenix Energy enjoys peaceful and undisturbed possession under all such material leases.

4.13. Intellectual Property. Phoenix Energy does not own, nor is validly licensed nor otherwise has the right to use, any Intellectual Property Rights. No claims are pending or, to the knowledge of Phoenix Energy, threatened that Phoenix Energy is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.

4.14. Labor Matters. There are no collective bargaining or other labor union agreements to which Phoenix Energy is a party or by which it is bound. No material labor dispute exists or, to the knowledge of Phoenix Energy, is imminent with respect to any of the employees of Phoenix Energy.

4.15. SEC Documents; Undisclosed Liabilities.

(a) Phoenix Energy has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC since September 13, 2006, pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act (the “SEC Reports”).

(b) As of its respective filing date, each SEC Report complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Report. Except to the extent that information contained in any SEC Report has been revised or superseded by a later SEC Report, none of the SEC Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Phoenix Energy included in the SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with the U.S. generally accepted accounting principles (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Phoenix Energy and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Except as set forth in the SEC Reports, Phoenix Energy has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by U.S. generally accepted accounting principles to be set forth on a balance sheet of Phoenix Energy or in the notes thereto. There are no financial or contractual obligations and liabilities (including any obligations to issue capital stock or other securities) due after the date hereof. All liabilities of Phoenix Energy shall have been paid off and shall in no event remain liabilities of Phoenix Energy, Bingwu Forestry or the Shareholder following the Closing.

4.16. Transactions With Affiliates and Employees. Except as disclosed in the SEC Reports, none of the officers or directors of Phoenix Energy and, to the knowledge of Phoenix Energy, none of the employees of Phoenix Energy is presently a party to any transaction with Phoenix Energy (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Phoenix Energy, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

4.17. Internal Accounting Controls. Phoenix Energy maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Phoenix Energy has established disclosure controls and procedures for Phoenix Energy and designed such disclosure controls and procedures to ensure that material information relating to Phoenix Energy is made known to the officers by others within Phoenix Energy. Phoenix Energy’s officers have evaluated the effectiveness of Phoenix Energy’s controls and procedures. Since June 30, 2010, there have been no significant changes in Phoenix Energy’s internal controls or, to Phoenix Energy’s knowledge, in other factors that could significantly affect Phoenix Energy’s internal controls.

4.18. Solvency. Except as disclosed in the SEC Reports, based on the financial condition of Phoenix Energy as of the Closing Date (and assuming that the Closing shall have occurred), (a) Phoenix Energy’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of Phoenix Energy’s existing debts and other liabilities (including known contingent liabilities) as they mature, (b) Phoenix Energy’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted, including its capital needs, taking into account the particular capital requirements of the business conducted by Phoenix Energy, and projected capital requirements and capital availability thereof, and (c) the current cash flow of Phoenix Energy, together with the proceeds Phoenix Energy would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. Phoenix Energy does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

4.19. Application of Takeover Protections. Phoenix Energy has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Phoenix Energy Charter or the laws of its state of incorporation that is or could become applicable to the Shareholder as a result of the Shareholder and Phoenix Energy fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Shares and the Shareholder’s ownership of the Shares.

4.20. Investment Company. Phoenix Energy is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.21. Foreign Corrupt Practices. Neither Phoenix Energy, nor to Phoenix Energy’s knowledge, any director, officer, agent, employee or other person acting on behalf of Phoenix Energy has, in the course of its actions for, or on behalf of, Phoenix Energy (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

4.22. Absence of Certain Changes or Events. Except as disclosed in the SEC Reports, from the date of the most recent financial statements contained in the SEC Reports to the date of this Agreement, Phoenix Energy has conducted its business only in the ordinary course, and during such period there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of Phoenix Energy from that reflected in the financial statements contained in the SEC Reports, except changes in the ordinary course of business that have not caused, in the aggregate, a Phoenix Energy Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, that would have a Phoenix Energy Material Adverse Effect;

(c) any waiver or compromise by Phoenix Energy of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Phoenix Energy, except in the ordinary course of business and the satisfaction or discharge of which would not have a Phoenix Energy Material Adverse Effect;

(e) any material change to a material Contract by which Phoenix Energy or any of its assets is bound or subject;

(f) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g) any resignation or termination of employment of any officer of Phoenix Energy;

(h) any mortgage, pledge, transfer of a security interest in or lien created by Phoenix Energy with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and that do not materially impair Phoenix Energy’s ownership or use of such property or assets;

(i) any loans or guarantees made by Phoenix Energy to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j) any declaration, setting aside or payment or other distribution in respect of any of Phoenix Energy’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by Phoenix Energy;

(k) any alteration of Phoenix Energy’s method of accounting or the identity of its auditors;

(l) any issuance of equity securities to any officer, director or affiliate, except pursuant to existing Phoenix Energy stock option plans; or

(m) any arrangement or commitment by Phoenix Energy to do any of the things described in this Section 4.22.

4.23. Certain Registration Matters. Phoenix Energy has not granted or agreed to grant to any person any rights (including “piggy-back” registration rights) to have any securities of Phoenix Energy registered with the SEC or any other governmental authority that have not been satisfied.

4.24. Listing and Maintenance Requirements. Phoenix Energy is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing or quotation and maintenance requirements for continued listing or quotation of the Phoenix Energy Stock on the trading market on which the Phoenix Energy Stock is currently listed or quoted. The issuance and sale of the Shares under this Agreement does not contravene the rules and regulations of the trading market on which the Phoenix Energy Stock are currently listed or quoted, and no approval of the stockholders of Phoenix Energy is required for Phoenix Energy to issue and deliver to the Shareholder the Shares contemplated by this Agreement.

4.25. Disclosure. Phoenix Energy confirms that neither it nor any person acting on its behalf has provided the Shareholder or its agents or counsel with any information that Phoenix Energy believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by Phoenix Energy under a current report on Form 8-K filed within four business days after the Closing. Phoenix Energy understands and confirms that the Shareholder will rely on the foregoing representations and covenants in effecting transactions in securities of Phoenix Energy. All of the representations and warranties set forth in this Agreement are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.26. Information Supplied. None of the information supplied or to be supplied by Phoenix Energy for inclusion or incorporation by reference in the 14f-1 Notice will, at the date it is first mailed to Phoenix Energy’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.27. No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to Phoenix Energy, or its businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by Phoenix Energy under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by Phoenix Energy of its common stock and which has not been publicly announced or will not be publicly announced in a current report on Form 8-K filed within four business days after the Closing.

4.28. No Additional Agreements. Phoenix Energy does not have any agreement or understanding with the Shareholder with respect to the Transactions other than as specified in this Agreement.

ARTICLE V
Conditions to Closing

5.1. Conditions to the Obligations Bingwu Forestry and the Shareholder. The obligations of the Shareholder and Bingwu Forestry to enter into and complete the Closing are subject, at the option of the Shareholder and Bingwu Forestry, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Bingwu Forestry and the Shareholder in writing.

(a) Representations and Covenants. The representations and warranties of Phoenix Energy contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Phoenix Energy shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Phoenix Energy on or prior to the Closing Date. Phoenix Energy shall have delivered to the Shareholder and Bingwu Forestry a certificate, dated the Closing Date, to the foregoing effect.

(b) Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of Bingwu Forestry or the Shareholder, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of Phoenix Energy.

(c) Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Phoenix Energy for the authorization, execution and delivery of this Agreement and the consummation by it of the Transactions shall have been obtained and made by Phoenix Energy, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a Phoenix Energy Material Adverse Effect.

(d) No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since June 30, 2010 which has had or is reasonably likely to cause a Phoenix Energy Material Adverse Effect.

(e) Post-Closing Capitalization. At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of Phoenix Energy, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to Bingwu Forestry and the Shareholder.

(f) Satisfactory Completion of Due Diligence. Bingwu Forestry and the Shareholder shall have completed their legal, accounting and business due diligence of Phoenix Energy and the results thereof shall be satisfactory to Bingwu Forestry and the Shareholder in their sole and absolute discretion.

(g) SEC Reports; Form 10-Q. Phoenix Energy shall have filed all reports and other documents required to be filed by it under the U.S. federal securities laws through the Closing Date. In addition, Phoenix Energy shall have filed its quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2010

(h) OTC Quotation. Phoenix Energy shall have maintained its status as a company whose common stock is quoted on the OTC Bulletin Board maintained by the Financial Industry Regulatory Authority or the OTCQB Marketplace maintained by Pink OTC Markets Inc. and no reason shall exist as to why such status shall not continue immediately following the Closing.

(i) No Suspensions of Trading in Phoenix Energy Stock; Listing. Trading in the Phoenix Energy Stock shall not have been suspended by the SEC or any trading market (except for any suspensions of trading of not more than one trading day solely to permit dissemination of material information regarding Phoenix Energy) at any time since the date of execution of this Agreement, and the Phoenix Energy Stock shall have been at all times since such date listed for trading on a trading market.

(j) Secretary’s Certificate. Phoenix Energy shall have delivered to Bingwu Forestry a certificate, signed by its Secretary, certifying that the attached copies of the Phoenix Energy Charter, Phoenix Energy Bylaws and resolutions of its Board of Directors approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

(k) Good Standing Certificate. Phoenix Energy shall have delivered to Bingwu Forestry a certificate of good standing of Phoenix Energy dated within five (5) business days of Closing issued by the Secretary of State of Nevada.

(l) Resignations and Appointments. Phoenix Energy shall have delivered to Bingwu Forestry (i) a letter of resignation from Rene Soullier resigning from all offices he holds with Phoenix Energy effective upon the Closing and from his position as a director of Phoenix Energy that will automatically become effective upon the tenth (10th) day following the mailing of the 14f-1 Notice by Phoenix Energy to its stockholders; (ii) evidence of the election of Yulu Bai as director of Phoenix Energy effective as of the Closing and of such other directors as may be designated by Bingwu Forestry effective on the tenth (10th) day following the mailing of the 14f-1 Notice; and (iii) evidence of the election of Yulu Bai as the Chief Executive Officer of Phoenix Energy, Haidong Ma as the Chief Financial Officer of Phoenix Energy and such other officers as may be designated by Bingwu Forestry, effective as of the Closing.

(m) Payoff Letters and Releases. Phoenix Energy shall have delivered to Bingwu Forestry such payoff letters and releases relating to liabilities of Phoenix Energy as Bingwu Forestry shall request, in form and substance satisfactory to Bingwu Forestry.

(n) Lien Searches. Phoenix Energy shall have delivered to Bingwu Forestry the results of UCC, judgment lien and tax lien searches with respect to Phoenix Energy, the results of which indicate no liens on the assets of Phoenix Energy.

(o) Release. Phoenix Energy shall have delivered to Bingwu Forestry a duly executed release by the current directors and officers of Phoenix Energy and Violet Phoenix Limited, in favor of Phoenix Energy, Bingwu Forestry and the Shareholder, in form and substance satisfactory to Bingwu Forestry.

(p) Indemnification Agreement. Phoenix Energy shall have delivered an indemnification agreement, executed by Violet Phoenix Limited for the benefit of Phoenix Energy, Bingwu Forestry and the Shareholder, in the form and substance satisfactory to Bingwu Forestry.

(q) Issuance of Stock Certificate. Phoenix Energy shall have delivered to the Shareholder a certificate representing the Shares.

5.2. Conditions to the Obligations of Phoenix Energy. The obligations of Phoenix Energy to enter into and complete the Closing is subject, at the option of Phoenix Energy, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Phoenix Energy in writing.

(a) Representations and Covenants. The representations and warranties of the Shareholder and Bingwu Forestry contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Shareholder and Bingwu Forestry shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Shareholder and Bingwu Forestry on or prior to the Closing Date. Each of Bingwu Forestry and the Shareholder shall have delivered to Phoenix Energy a certificate, dated the Closing Date, to the foregoing effect.

(b) Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of Phoenix Energy, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of Bingwu Forestry.

(c) Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Shareholder or Bingwu Forestry for the authorization, execution and delivery of this Agreement and the consummation by them of the Transactions, shall have been obtained and made by the Shareholder or Bingwu Forestry, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have an Bingwu Forestry Material Adverse Effect.

(d) No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of the Bingwu Forestry Financial Statements which has had or is reasonably likely to cause an Bingwu Forestry Material Adverse Effect.

(e) Post-Closing Capitalization. At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of Phoenix Energy, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to Phoenix Energy.

(f) Satisfactory Completion of Due Diligence. Phoenix Energy shall have completed its legal, accounting and business due diligence of Bingwu Forestry and the Shareholder and the results thereof shall be satisfactory to Phoenix Energy in its sole and absolute discretion.

(g) Secretary’s Certificate. Bingwu Forestry shall have delivered to Phoenix Energy a certificate, signed by its Secretary or authorized director or officer, certifying that the attached copies of the Bingwu Forestry Constituent Instruments and resolutions of the Board of Directors of Bingwu Forestry approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

(h) Certificate of Continuing Registration. Bingwu Forestry shall have delivered to Phoenix Energy a certificate of continuing registration of Bingwu Forestry, dated as of a recent date, issued by the Hong Kong Registrar of Companies.

(i) Delivery of Audit Report and Financial Statements. Bingwu Forestry shall have completed the Bingwu Forestry Financial Statements and shall have received an audit report from an independent audit firm that is registered with the Public Company Accounting Oversight Board. The form and substance of the Bingwu Forestry Financial Statements shall be satisfactory to Phoenix Energy in its sole and absolute discretion.

(j) Form 8-K. Bingwu Forestry shall have provided Phoenix Energy with reasonable assurances that Phoenix Energy will be able to comply with its obligation to file a current report on Form 8-K within four (4) business days following the Closing containing the requisite financial statements of Bingwu Forestry and the requisite Form 10 required disclosure regarding Bingwu Forestry and its subsidiaries.

(k) Share Transfer Documents. The Shareholder shall have delivered to Phoenix Energy certificate(s) representing his Bingwu Forestry Stock, accompanied by an executed instrument of transfer and bought and sold note for transfer by the Shareholder of his Bingwu Forestry Stock to Phoenix Energy.

ARTICLE VI
Covenants

6.1. Preparation of the 14f-1 Notice; Blue Sky Laws.

(a) As soon as possible following the date of this Agreement, Bingwu Forestry and Phoenix Energy shall prepare and file with the SEC the 14f-1 Notice in connection with the consummation of this Agreement. Phoenix Energy shall cause the 14f-1 Notice to be mailed to its stockholders as promptly as practicable thereafter.

(b) Phoenix Energy shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the Phoenix Energy Stock in connection with this Agreement.

6.2. Public Announcements. Phoenix Energy and Bingwu Forestry will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchanges.

6.3. Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

6.4. PRC Legal Opinion. Each of Bingwu Forestry and the Shareholder agree to obtain, as soon as possible after the closing, a legal opinion on the offshore structure of Bingwu Forestry and its subsidiaries, and on the Option Agreement, dated November 1, 2010, from a nationally recognized counsel licensed and qualified to practice in the People’s Republic of China.

6.5. Filing of 8-K. Phoenix Energy shall file, within four (4) business days of the Closing Date, a current report on Form 8-K and attach as exhibits all relevant agreements with the SEC disclosing the terms of this Agreement and other requisite disclosure regarding the Transactions and including the requisite audited consolidated financial statements of Bingwu Forestry and the requisite Form 10 disclosure regarding Bingwu Forestry and its subsidiaries. In addition, Phoenix Energy shall issue a press release at a mutually agreeable time following the Closing Date.

6.6. Furnishing of Information. As long as the Shareholder owns the Shares, Phoenix Energy covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by Phoenix Energy after the date hereof pursuant to the Exchange Act. As long as the Shareholder owns the Shares, if Phoenix Energy is not required to file reports pursuant to such laws, it will prepare and furnish to the Shareholder and make publicly available in accordance with Rule 144(c) promulgated by the SEC pursuant to the Securities Act, such information as is required for the Shareholder to sell Shares under Rule 144. Phoenix Energy further covenants that it will take such further action as any holder of the Shares may reasonably request, all to the extent required from time to time to enable such person to sell the Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

ARTICLE VII
Miscellaneous

7.1. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Phoenix Energy, to:

1001 Bayhill Drive
2nd Floor – Suite 200
San Bruno, California 94066
Attention: Chief Executive Officer

If to Bingwu Forestry or the Shareholder, to:

c/o Qian Xi Nan Aosen Forestry Company, Limited,
Jun Yue Hua Ting, Building A
3rd Floor, Unit -1, #58 Xin Hua Road
Guiyang, Guizhou 550002
People's Republic of China
Attention: Mr. Yulu Bai

with a copy to (which shall not constitute notice):

Pillsbury Winthrop Shaw Pittman LLP
2300 N Street, N.W.
Washington, DC 20037-1122
Attention: Joseph R. Tiano, Esq.

7.2. Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed by Bingwu Forestry, Phoenix Energy and the Shareholder. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

7.3. Replacement of Securities. If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, Phoenix Energy shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to Phoenix Energy of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares. If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, Phoenix Energy may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

7.4. Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Shareholder, Phoenix Energy and Bingwu Forestry will be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

7.5. Limitation of Liability. Notwithstanding anything herein to the contrary, each of Phoenix Energy and Bingwu Forestry acknowledges and agrees that the liability of the Shareholder arising directly or indirectly, under any Transaction Document of any and every nature whatsoever shall be satisfied solely out of the assets of the Shareholder, and that no trustee, officer, other investment vehicle or any other affiliate of the Shareholder or any investor, shareholder or holder of shares of beneficial interest of the Shareholder shall be personally liable for any liabilities of the Shareholder.

7.6. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

7.7. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

7.8. Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

7.9. Entire Agreement; Third Party Beneficiaries. This Agreement, taken together with the Bingwu Forestry Disclosure Letter, (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

7.10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of Nevada are mandatorily applicable to the Transactions.

7.11. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of each of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

PHOENIX ENERGY RESOURCE CORPORATION

By: /s/ Rene Soullier
Name: Rene Soullier
Title: Chief Executive Officer

CHINA BINGWU FORESTRY GROUP LIMITED

By: /s/ Ren Ping Tu
Name: Ren Ping Tu
Title: Chief Executive Officer

REN PING TU

/s/ Ren Ping Tu

ANNEX A
Definitions

“14f-1 Notice” means the notice that is required to be sent to the stockholders of Phoenix Energy pursuant to Rule 14f-1 of the Exchange Act.

“Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Bingwu Forestry” has the meaning set forth in the Preamble of this Agreement.

“Bingwu Forestry Constituent Instruments” means the memorandum and articles of association of Bingwu Forestry and such other constituent instruments of Bingwu Forestry as may exist, each as amended to the date of this Agreement.

“Bingwu Forestry Convertible Security” has the meaning set forth in Section 1.3 of this Agreement.

“Bingwu Forestry Disclosure Letter” means the letter delivered from Bingwu Forestry to Phoenix Energy concurrently herewith.

“Bingwu Forestry Financial Statements” has the meaning set forth in the Section 3.15 of this Agreement.

“Bingwu Forestry Material Adverse Effect” has the meaning set forth in Section 3.1 of this Agreement.

“Bingwu Forestry Stock” has the meaning set forth in the Background Section of this Agreement.

“Closing” has the meaning set forth in Section 1.3 of this Agreement.

“Closing Date” has the meaning set forth in Section 1.3 of this Agreement.

“Consent” means any material consent, approval, license, permit, order or authorization.

“Contract” means any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Intellectual Property Right” means any patent, patent right, trademark, trademark right, trade name, trade name right, service mark, service mark right, copyright and other proprietary intellectual property right and computer program.

“Law” means any statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, or decree of any Governmental Entity

“Lien” means any lien, security interest, pledge, equity and claim of any kind, voting trust, stockholder agreement and other encumbrance.

“Party” has the meaning set forth in the Preamble of this Agreement.

“Phoenix Energy” has the meaning set forth in the Preamble of this Agreement.

“Phoenix Energy Bylaws” means the Bylaws of Phoenix Energy, as amended to the date of this Agreement.

“Phoenix Energy Charter” means the Articles of Incorporation of Phoenix Energy, as amended to the date of this Agreement.

“Phoenix Energy Material Adverse Effect” has the meaning set forth in the Section 4.1 of this Agreement.

“Phoenix Energy Stock” has the meaning set forth in the Background Section of this Agreement.

“SEC” means the Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 4.15 of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder” has the meaning set forth in the Preamble of this Agreement.

“Shares” has the meaning set forth in Section 1.1 of this Agreement.

“Taxes” means all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

“Transactions” has the meaning set forth in Section 1.3 of this Agreement.

“Transaction Documents” means this Agreement and any other documents or agreements executed in connection with the Transactions.

“Voting Phoenix Energy Debt” has the meaning set forth in Section 4.3 of this Agreement.

“Voting Bingwu Forestry Debt” has the meaning set forth in Section 3.3 of this Agreement.

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